EXHIBIT 10.4
                        SALE AND PURCHASE AGREEMENT







THIS AGREEMENT is made the 14th day of June, 1995.
                           -----------------------
BETWEEN:

1.   POWERGEN NORTH SEA LIMITED, a company incorporated in
     England whose registered number is 2855151 and whose registered office is 53 New Broad Street, London, England
     EC2M 1JJ ("Buyer"); and

2. ORYX U.K. ENERGY COMPANY, a corporation organised and existing under the laws of the State of Delaware whose principal place of business is Charter Place, Vine
     Street, Uxbridge, Middlesex, England UB8 1EZ, ("Seller").

WHEREAS:

The Seller wishes to sell and Buyer wishes to purchase
Seller's undivided interest under U.K. Continental Shelf
Licence P130 encompassing Block 48/15a including the Audrey and Galleon Fields and the Ensign Area and License P103 encompassing Block 21/5a, all under the terms of this Agreement; and

The Board of Directors of the Seller and Buyer, and that of their respective parent companies, Oryx Energy Company and PowerGen plc, have adopted resolutions approving the sale and purchase of the Assets on the terms and conditions of this Agreement and authorizing the execution of this Agreement and all Further Documents and all other documents contemplated hereby, and copies of such resolutions each certified as a true copy and in full force and effect by the secretary or an assistant secretary of each Company have been exchanged.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.   Definitions

     1.1 In this Agreement, including its recitals and schedules, the following expressions shall, except where expressly stated otherwise, have the following respective meanings:

          "Accruals Basis" means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the rights to the benefits arise regardless of when invoiced, paid or received;

          "Affiliate" means in relation to any Party, any company or other entity which controls or is controlled by that Party or is controlled by a company or other entity which controls that Party. "Control" means the right to exercise, directly or indirectly, more than 50% of the voting rights of a company or other entity;

          "Assets" means Seller's undivided interest in and under the Licences and Seller's interest in Block 21/5a and Seller's 50% interest under the Joint Operating Agreement in so far as it relates to the areas of Block 48/15a other than the Ensign area, and Seller's 100% interest under the Joint Operating Agreement in so far as it relates to the Ensign area, together with its interests under the Unit Operating Agreements, including, without limitation, all equipment, materials, Production Facilities and associated records and data and the burden of all corresponding obligations and liabilities attaching to such interests, including the corresponding rights and interests in and under the Data Room Documents, such Assets being more fully described in
          Schedule 1 attached hereto;

          "Audrey Field" means the "Unit Area" as defined in the Audrey Field Unitisation Agreement;

          "Audrey Field Unitisation Agreement" means the
          Audrey Field Unitisation and Unit Operating
          Agreement dated 8 July 1988 as subsequently amended and novated;

          "Business Day" means a day other than Saturday or Sunday on which banks are or, as the context may require, were generally open for business in both the City of London and New York City;

          "Completion" means the completion of the sale and purchase of the Assets as provided for in Clause 7;

          "Completion Date" means the date on which Completion actually occurs;

          "Co-Venturers" means the persons (and their respective successors and assigns) other than Seller having undivided interests in the Licences and in all agreements, instruments and documents related to the Licences, including for the avoidance of doubt the Operating Agreements;

          "CT" means the tax applied pursuant to section 6 of the Income and Corporation Taxes Act 1988;

          "Data" means all accounts, books and data relating to the Assets including, without prejudice to the generality of the foregoing cash calls, billing statements, reconciliation statements, contracts, correspondence, information, data and reports (including petroleum engineering, reservoir engineering, drilling, geological, geophysical and all other kinds of technical data and reports, samples, well-logs and analyses in whatever form the same are maintained) together with traded data other than the Traded Data;

          "Data Room Documents" means the documents relating to the Assets and made available for the Buyer's inspection in the data rooms located at Seller's offices together with such other documents as Seller may have provided to the Buyer prior to the date hereof, all as set out in Schedule 6 hereto;

          "DTI" means the Department of Trade and Industry;

          "Effective Date" means 00:01 hours GMT on 1st July,
          1995;

          "Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, equity or encumbrance;

          "Ensign Area" means that part of Block 48/15a defined as the Ensign Area in paragraph 5 of
          Schedule 1;

          "Further Documents" means the Working Interest Assignment and the other documents listed on
          Schedule 7 in a form reasonably satisfactory to Buyer and in accordance with this Agreement, to be executed in accordance with Clause 7.1.3 and 7.1.4, subject to such amendments required by the Secretary of State and in respect of documents set out in
          Schedule 7 any reasonable amendments required by the Co-Venturers, together with such other documents as are required to effect Completion;

          "Galleon Field" means the "Unit Area" as defined in the Galleon Field Unitisation Agreement;

          "Galleon Field Unitisation Agreement" means the
          Galleon Field Unitisation and Unit Operating
          Agreement dated 9 June 1993 as subsequently amended and novated;

          "Interim Period" means the period of time commencing on the Effective Date and extending up to and including the Completion Date;

          "Joint Operating Agreements" means the Southern Waters Joint Operating Agreement dated 18 June 1971 as subsequently amended and novated and the Northern Waters Joint Operating Agreement dated 16 July 1974 as subsequently amended and novated;

          "LIBOR" for any period means the rate per annum quoted by National Westminster Bank plc, 53 Threadneedle Street, London EL2P 2JN for one (1) month deposits and in amounts of at least U.S. one
          (1) million dollars ($1,000,000) to leading banks in the London Interbank market at or about 11:00 a.m.
          (GMT) on Monday of each succeeding one (1) week term for the relevant period;

          "Licence P103" means the United Kingdom Petroleum Production Licence P. 103 granted under the provisions of the Petroleum (Production) Act 1934, as applied by the Continental Shelf Act 1964 and any extensions, amendments, variations or renewals of, or substitutions in respect of the whole or any part of, such licence in effect at the date hereof or hereafter;

          "Licence P130" means the United Kingdom Petroleum Production Licence P. 130 granted under the provisions of the Petroleum (Production) Act 1934, as applied by the Continental Shelf Act 1964 and any extensions, amendments, variations or renewals of, or substitutions in respect of the whole or any part of, such licence in effect at the date hereof or hereafter;

          "Licences" means Licence P103 and Licence P130;

          "Operating Agreements" means the Joint Operating
          Agreements and Unit Operating Agreements;

          "Operator" shall mean the Operator, as such term is defined in the Joint Operating Agreements and/or the Unit Operating Agreements;

          "Party" means any party to this Agreement;

          "Petroleum" has the meaning assigned to it under the Licences;

          "Production Facilities" means the Audrey and Galleon platforms and any other associated facilities, assets and systems related thereto;

          "PRT" means the tax applied pursuant to Part 1 of the Oil Taxation Act 1975;

          "Reference Interest Rate" means LIBOR for the period in question for the sum due but unpaid on such date for the period in question plus two (2) percentage points;

          "Secretary of State" means Her Majesty's Secretary of State for Trade and Industry;

          "Subsidiary" has the meaning assigned to it by
          Section 736 of the Companies Act 1985;

          "U.S. Tax" means any tax, charge, fee, duty, levy or other assessment imposed by any taxing authority of any Governmental Authority (including any interest, penalties or additions to tax), any recapture or clawback of interest with respect to taxes refunded or offset, any obligation to indemnify, reimburse, or pay over (pursuant to a tax sharing arrangement or otherwise) to Oryx Energy Company or any of its Affiliates (other than the Company or any Company Subsidiary) any amount in respect of the foregoing;

          "Traded Data" means, with respect to the Assets, data which relates to an area unrelated thereto and which has been acquired by trade, purchase or otherwise by or on behalf of the Seller as a party to the Operating Agreements from a third party or parties where such data cannot be provided to the Buyer because such transfer is prohibited by the agreement under which it was acquired;

          "Unit Operating Agreements" means the Audrey Field
          Unitisation Agreement and the Galleon Field
          Unitisation Agreement;

          "VAT" means the tax applied pursuant to the Value
          Added Tax Act 1994; and

          "Working Interest Assignment" means the assignment of the Assets in a form reasonably satisfactory to Buyer and in accordance with this Agreement.

     1.2 All references to clauses, recitals and schedules are, unless otherwise expressly stated, references to clauses of, and recitals and schedules to, this Agreement.

     1.3 The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

     1.4 Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

     1.5 Unless the context otherwise requires, reference to the singular shall include a reference to the plural and vice-versa; and reference to any gender shall include a reference to all other genders.

     1.6 The schedules attached hereto form part of this Agreement. In the event of any conflict between the provisions of this Agreement and the schedules hereto, the provisions of this Agreement shall prevail.

2.   Transfer of the Assets

     2.1 Subject as provided in Clause 3, the Seller as legal and beneficial owner of the Assets hereby agrees for the consideration provided for herein to transfer to the Buyer at Completion and the Buyer hereby agrees to accept at Completion the Assets free, save as disclosed in the Data Room Documents, from all Encumbrances, royalty interests, production payments, carried interests, deferred obligations or any other third party rights or security interests whatsoever (except as specified in the Licences or in the Operating Agreements).

     2.2  On Completion, the transfer referred to in Clause
          2.1 above shall, as between the Parties, be deemed for all purposes to be made with effect from the Effective Date.

3.   Conditions of Completion

     3.1  Completion is conditional on:

          3.1.1 the receipt of all necessary written consents and approvals of the Secretary of State;

          3.1.2 the receipt of any necessary written consents and approvals of each of the Co-Venturers, and/or evidence of the expiry, exercise or waiver of all rights of preemption in respect of any of the Assets;

          3.1.3 the receipt of the confirmation by Buyer from each of the Co-Venturers that the Further Documents are in a form and content satisfactory to each of them and will be executed by each of them without further material amendment;

          3.1.4 receipt of all necessary consents of British
                Gas and Kinetica Limited;

     3.2 If, in relation to the Assets, there occurs before Completion (a) any casualty, losses or damages (including in either case, without limitation, curtailment or loss of production), (b) any mechanical failure or breakdown of equipment or (c) any event which gives or may give rise to environmental or pollution liability, and any of
          (a), (b) or (c), individually or in the aggregate, having or being reasonably expected to have an after-tax impact on Buyer of a monetary value exceeding U.S. $12,500,000 the Buyer shall have the option to terminate this Agreement, in which case subject to Clauses 19.2 and 19.3, no Party shall have any liability except for a breach of this Agreement committed before such termination. Any dispute as to the monetary value of the after-tax impact shall be referred to an independent chartered accountant for resolution in the manner set out in Clause 4.3.3.

     3.3 Seller shall use all reasonable endeavours to procure, with prompt dispatch, the satisfaction of the conditions set out in Clause 3.1 and give the appropriate notices of transfer to the Co-Venturers upon the prior written approval by Buyer, which approval shall not be unreasonably withheld, and shall keep the Buyer informed of progress.

4.   Consideration and Adjustments to Consideration

     4.1  Consideration

          The consideration for the transfer of the Assets to the Buyer shall be One Hundred Twenty Million
          ($120,000,000.00) U.S. dollars, exclusive of VAT and any U.S. Tax, the allocation of which is set out in
          Schedule 5.

     4.2  Adjustments to Consideration

          The Buyer shall pay to Seller, or Seller shall pay to the Buyer (as the case may be) such further sums as may be payable pursuant to Clauses 4.3, 4.4, 4.5, 9.3, 9.4, 10.1, 11.7, 11.8, 12.1 and 12.2. Any sums that may become payable under this Clause shall be an adjustment to the consideration and shall be dealt with in accordance with Clause 9.1(a).

     4.3  Working Capital

          4.3.1 The Buyer shall pay to Seller or Seller shall pay to the Buyer (as the case may be) a sum to reflect the monetary value of the working capital attributable to the Assets as set forth in Schedule 4. The said sum shall be set out in a statement to be prepared and given by Seller to the Buyer as soon as practicable but no later than thirty (30) days after the Completion Date. Such statement shall be a statement of working capital and a statement of adjustments made pursuant to
                Schedule 4.

          4.3.2 Working capital balances used for the purposes of the statement referred to in Clause 4.3.1 shall be taken from the individual accounts, statements and records as of June 30, 1995. A copy of the individual accounts, statements and records shall be provided by Seller to the Buyer with such statement. Verification (including the right of audit) of the aforesaid statement shall be carried out as soon as practicable but no later than thirty(30)days after receipt of such statement, and subject to the provisions of Clause 4.3.3, settlement of the sum detailed in the statement, as varied by any adjustment agreed between Seller and Buyer, shall be made as soon as practicable within (fifteen) 15 days from completion of the verification.

          4.3.3 In the event that Seller and Buyer cannot agree upon any matter to which the statement referred to in Clause 4.3.1 relates, the undisputed amount shall be paid and the disputed amounts shall be referred for resolution to an independent chartered accountant appointed by Seller and Buyer or, in the event Seller and Buyer fail to agree on such appointment, by the President for the time being of the Institute of Chartered Accountants of England and Wales. The accountant shall render his decision within thirty (30) days of the referral and shall be afforded such access to books, records, accounts and documents in the possession of each of the Parties as he may reasonably request. For the purposes of this Agreement, the accountant so appointed shall be deemed to be acting as an expert and not as an arbitrator, and the decision of the accountant so appointed shall, in the absence of manifest error, be final and binding on Seller and Buyer and settlement of any outstanding amount shall be made within (5) Business Days of such decision. The costs of the accountant shall be borne equally by Seller and Buyer.

     4.4  Interim Period Adjustment

          4.4.1 Buyer shall pay Seller the amount of all obligations and liabilities pertaining to the Assets paid by Seller in respect of the Interim Period, excluding any VAT paid on operators' cash calls which either has been or has not been but will be, reimbursed to the Seller as input tax recoverable by the Seller after the Completion Date.

          4.4.2 Seller shall pay to the Buyer the amount of all receipts pertaining to the Assets received by Seller in respect of the Interim Period.

          4.4.3 For the purposes of this Clause, obligations and liabilities will include, inter alia, cash calls for operating costs and receipts will include, inter alia, actual proceeds from the sale of Petroleum produced after the Effective Date. The Buyer will refund an amount equal to the PRT and CT at the full marginal rate incurred by the Seller relating to the Assets for the period from the Effective Date up to but excluding the Completion Date. For purposes of clarity, the PRT incurred by the Seller will be that amount of PRT actually paid by the Seller for the chargeable period or periods covering the Interim Period and CT incurred by the Seller will be a notional calculation based on the full marginal rate times the receipts less revenue expenditures and PRT paid but with no capital allowances on any capital expenditure during the Interim Period. The full marginal rate shall be twenty-eight percent (28%).

          4.4.4 The amounts set out above shall be set out in a statement to be prepared and given by Seller to the Buyer as soon as practicable but no later than sixty (60) days after Completion. Verification, including the right of audit of said statement, shall be carried out as soon as practicable but no later than forty five
                (45) days after receipt of such statement and subject to the provisions of Clause 4.4.5, settlement of the amounts detailed in the statement as varied by any adjustment agreed between Seller and Buyer shall be made within fifteen (15) days from completion of the audit. With respect to PRT, the Seller will estimate the PRT amount for purposes of the statement and provide to the Buyer a copy of the PRT assessment(s) for the relevant chargeable period(s) within the Interim Period within five days of receipt of each assessment and any difference between the estimate and the actual assessment(s) will be settled between the Parties within thirty (30) days after the assessment(s) being provided to the Buyer by the Seller.

          4.4.5 In the event that Seller and the Buyer cannot agree upon any matter to which the statement referred to in Clause 4.4.4 relates, the undisputed amounts shall be paid and the disputed amounts shall be referred for resolution to an independent chartered accountant appointed by Seller and Buyer or, in the event Seller and Buyer fail to agree on such appointment, by the President for the time being of the Institute of Chartered Accountants of England and Wales. The accountant shall render his decision within thirty (30) days of the referral and shall be afforded such access to books, records, accounts and documents in the possession of each of the Parties as he may reasonably request. For the purposes of this Agreement, the accountant so appointed shall be deemed to be acting as an expert and not as an arbitrator, and the decision of the accountant so appointed shall, in the absence of manifest error, be final and binding on Seller and the Buyer and settlement of any outstanding amount shall be made within five (5) business days of such decision. The costs of the accountant shall be borne equally by Seller and the Buyer.


     4.5  Interest

          4.5.1 In the event that Completion occurs after the Effective Date, the Buyer shall pay to the Seller on the Completion Date, in addition to the consideration, an amount equal to interest on the consideration at a rate per annum equal to the Reference Interest Rate calculated on a daily basis using simple interest for the number of days elapsed between the Effective Date and the day immediately preceding the Completion Date (both dates inclusive).

          4.5.2 An amount equal to interest shall be paid on any payments due under Clause 4.3 and Clause
                4.4 at a rate per annum equal to the Reference Interest Rate calculated on a daily basis using simple interest for the number of days elapsed between the time receipts are received or payments are made to the date of final settlement between the Parties in the case of Clause 4.4 and from the Effective Date to the date of settlement between the Parties in the case of Clause 4.3.

     4.6 Any and all amounts to be paid pursuant to this Agreement shall be paid in same day funds to the Seller's account as the Seller shall nominate in writing if owed to the Seller, or if owed to the Buyer in same day funds to such bank account as the Buyer shall nominate in writing.

5.   Conduct of Operations Prior to the Completion Date

     5.1 Subject to any obligations of confidentiality by which Seller is bound, Seller shall in respect of the Assets from the date of this Agreement to Completion Date:

          5.1.1 provide Buyer with copies of all notices and other information provided by or to Seller under the Operating Agreements as the same become available;

          5.1.2 provide to Buyer (and its authorized employees, agents and professional advisers) access to all such technical, legal and financial information in the possession of Seller which is or has been made available to Co-Venturers relating to the Assets as Buyer may from time to time reasonably require;

          5.1.3 not without prior written consent of Buyer (not to be unreasonably withheld) agree to amend the Licences, any of the Data Room Documents or any other document or agreement affecting the Assets, nor agree to execute a new joint operating agreement in respect of either of the Licences;

          5.1.4 keep the Buyer informed of and consult with the Buyer with regard to the marketing of Petroleum and on all material proposals affecting the Assets and, prior to any operating committee meeting or any material decision relating to the Assets, consult with the Buyer in good time and (in each case) act or vote in accordance with the instructions of the Buyer provided that in the opinion of the Seller, exercised in good faith, the interests of the Seller are not thereby materially prejudiced, and, with regard to any other proposals, wherever practicable consult with Buyer and give due consideration to the view of Buyer before exercising its voting rights in connection with any matter or proposal to be voted upon by the operating committees established under the Operating Agreements;

          5.1.5 continue to meet all expenditures, receive all income, perform all obligations relating to the Assets and generally conduct all business in relation to the Assets in a proper and workmanlike manner and exercise its voting power to ensure that the Assets are well maintained and fully safeguarded; and

          5.1.6 not sell, charge, transfer, assign, encumber in any manner whatsoever the Assets or purport to seek to do any of the same.

     5.2 Without prejudice to the foregoing, Seller shall (subject to any confidentiality obligations by which it is bound) ensure that pending Completion Buyer is kept fully informed of developments relating to the Assets including but not limited to:

          (a) the making of any cash calls or approval of AFE's;

          (b)   the adoption or proposal of any budget; and

          (c) the receipt of any significant geological or other data.

     5.3. Nothing hereunder shall require Seller to consult or obtain the consent of Buyer in respect of actions taken by the Operator in cases of emergency under the Joint Operating Agreements.

6.   Pre-emption Rights

     6.1 If pursuant to rights of preemption under any Joint Operating Agreement or any Unit Agreement any Co-Venturer of the Seller acquires any of the Assets, this Agreement shall for all purposes cease to apply as between the Seller and the Buyer to those of the Assets over which such rights are exercised.

     6.2 For the avoidance of doubt, it is confirmed that the Consideration shall be reduced by the amount or amounts as specified in Schedule 5 allocated to those of the Assets in respect of which this Agreement ceases to apply pursuant to Clause 6.1 and this Agreement shall continue to apply to those Assets not so affected.

7.   Completion

     7.1 Completion shall, subject to the provisions of Clauses 3.2 and 19, take place as soon as possible (but in no event prior to July 1, 1995) within seven
          (7) Business Days after notification from Seller to the Buyer that the conditions in 3.1 have been satisfied at such location outside the territory of the U.K. and at such time as is mutually agreed by the Parties, at which time:

          7.1.1 the Buyer shall pay to Seller by wire transfer in United States dollars the consideration set out in Clause 4.1 of this Agreement together with any sums payable in accordance with Clause 4.5.1 including such adjustments thereto that are capable of being made at Completion; and

          7.1.2 Seller shall deliver to Buyer:

                (a) the Further Documents (other than the
                    Working Interest Assignment) duly
                    executed by the Seller and, as
                    appropriate, by all of the Co-
                    Venturers; and

                (b) evidence that Seller has instructed
                    each Operator to recognise the
                    Buyer's ownership of the Buyer's
                    proportion of the working capital at
                    the Completion Date.

          7.1.3 The Parties shall execute the Working Interest
                Assignment and comply with its terms.

          7.1.4 The Parties shall execute all such other documents and do all acts and things as may be reasonably required in order to effect the transfer of the Assets to the Buyer and otherwise carry out the true intent of this Agreement.

     7.2 Seller will deliver to Buyer the Data and copies of the Data Room Documents and such other documentation relevant to the Assets as Buyer may reasonably request as soon as practicable but in any event within twenty (20) Business Days after the Completion Date.

     7.3 Without prejudice to the provisions of Clause 7.1.3 the Parties agree, notwithstanding Completion, to execute and deliver to each other all such additional instruments and to do all such further acts and things as may reasonably be required, or as may be reasonably requested by any Party, to fully vest in, and assure each Party of, all rights, powers and privileges intended to be granted to or conferred upon the Parties under or pursuant to this Agreement and to otherwise give effect to the transactions contemplated under this Agreement.

8.   Representations, Warranties and Undertakings

     8.1 Subject to the provisions of Clause 8.3, Seller hereby represents and warrants to Buyer in the terms set out in Schedule 2 and such representations and warranties shall be deemed to be repeated immediately prior to Completion on the basis that all references to "the date hereof" shall be deemed to refer to the Completion Date.

     8.2 Buyer hereby represents and warrants to the Seller in the terms set out in Schedule 3 and such representations and warranties shall be deemed to be repeated immediately prior to Completion on the basis that all references to "the date hereof" shall be deemed to refer to the Completion Date.

     8.3 Seller shall ensure that the representations and warranties referred to in Clause 8.1 are true and accurate on the Completion Date but if notwithstanding such efforts any matter or thing occurs of which Seller is aware and which would be inconsistent with any of such representations and warranties on the Completion Date Seller shall promptly notify Buyer thereof.

     8.4 In the event of any matter or thing materially inconsistent with any of the representations or warranties given by Seller in or pursuant to this Agreement being notified by Seller to Buyer prior to Completion (or Buyer otherwise becoming aware of such matter or thing) and such matter or thing continuing to be materially inconsistent at the date agreed for Completion, Buyer shall not be bound to complete the acquisition of the Assets and Buyer may by notice in writing to Seller prior to Completion rescind this Agreement. Such right of rescission shall be Buyer's only remedy, and there shall be no liability on the part of Buyer or Seller with respect to such matters or things whether or not this Agreement is rescinded; provided, however, that if the inconsistency or breach is material and due to the intentional or reckless act or omission of a Party, the non-defaulting Party may proceed to Completion and may seek compensation in respect of such inconsistency or breach notwithstanding Completion and its rights thereof shall not be prejudiced by Completion.

     8.5 If Buyer receives any claim or becomes aware of any fact which may result in Buyer having a claim against Seller under this Clause, Buyer shall promptly notify Seller thereof in writing and Seller shall be entitled to require Buyer to take any reasonable action it may request to resist such claim and Buyer will give Seller all co-operation, access and assistance for the purposes of considering such claim as it may reasonably require; provided always that Buyer is indemnified to its reasonable satisfaction by Seller against all claims, costs, expenses, damages or losses which may thereby be incurred.

     8.6 The Buyer shall not be entitled to claim that any fact or matter constitutes a breach of the representations and warranties set out in Schedule 2 hereto to the extent that such fact or matter is fairly disclosed in the Data Room Documents relating to the Assets or is disclosed in Schedule 8 hereto.

     8.7 No claim may be made by either Party for a breach of any representation or warranty made by the other Party, in the case of a claim relating to taxes following the sixth anniversary of the Completion Date, and in the case of any other claim following the second anniversary of the Completion Date, and no liability shall attach to either Party in respect of any such claim until the aggregate amount of all such claims against that Party exceeds five hundred thousand (500,000) U.K. pounds sterling, in which event that Party shall be liable for the whole of such amount and not merely the excess.

     8.8 The maximum aggregate liability of Buyer or Seller as the case may be for all claims for breach of any representation or warranty under Clauses 8.1 or 8.2 arising after Completion shall in no event exceed the aggregate of the amount of consideration, together with any adjustments thereto.

9.   Taxation

     9.1  Seller and Buyer acknowledge that:

          (a) the consideration represents expenditure incurred by the Buyer in acquiring plant and machinery relating to the Assets in the following amounts:

                    Audrey Field  : 27,000,000 pounds sterling

                    Galleon Field :  7,500,000 pounds sterling

                and the remainder of the consideration relates to the balance of the Assets including the Licences.

                The adjustments to consideration made in accordance with Clause 4.2 shall be added to or subtracted from the part of the consideration attributed to the relevant Assets and to the relevant categories of plant and machinery, balance of licence interest or working capital items, as the case may be, and for the avoidance of doubt any such expenditure not expressly allocable to plant and machinery or working capital items shall be allocated to the category of licence interest.

                To the maximum extent possible the Seller covenants that it will treat that adjusted amount of the consideration representing plant and machinery as disposal proceeds for the purposes of Section 24(6) of the Capital Allowances Act 1990 and Buyer covenants that it will treat such amount as capital expenditure incurred for the purposes of the Capital Allowances Act 1990.

          (b) no part of the consideration or adjustments to consideration pursuant to Clause 4.2 whether or not attributed to the balance of the Assets, shall be treated as a reimbursement of expenditure which the Seller has incurred whether comprising intangible drilling expenditure or otherwise; and

          (c) they will each present their returns for tax purposes on the basis stated above and that they will use all reasonable endeavors to agree with the Oil Taxation Office the figures so presented.

     9.2 With respect to the Audrey Field and the Galleon Field the Seller shall prepare and the Seller and the Buyer shall deliver to the Board of Inland Revenue in a timely fashion a notice in accordance with paragraph 3 of Schedule 17 to the Finance Act 1980 and shall not make an application under paragraph 4 of the said Schedule for the provisions of Parts II and III of the said Schedule not to apply to the transfer of the Assets.

     9.3 Each of the Seller and Buyer confirms that it is registered as a taxable person for the purposes of VAT.

          Each of the Seller and Buyer confirms that it has not elected to waive exemption under Section 51 and paragraphs 2-4 Schedule 10 Value Added Tax Act 1994 in relation to the Assets and undertakes not to make any such election.

          The Seller confirms that the Assets have been used as part of the business operated by a group of companies which constitute a VAT group of which the Seller is a member as a going concern for the purposes of Article 5 of the Value Added Tax (Special Provisions) Order 1992 (as amended from time to time).

          The Buyer undertakes that it will use the Assets as part of its business of searching for, boring for and getting petroleum as a going concern for a sufficient period to comply with the requirements of
          Article 5 of the Value Added Tax (Special
          Provisions)Order 1992 so that the assignment of the Assets is neither a supply of goods nor a supply of services for VAT purposes.

          Notwithstanding that the Parties believe that the sale hereunder is a transaction which is outside the scope of VAT by virtue of the Value Added Tax (Special Provisions) Order 1992 (as amended from time to time); in the event that the Seller is advised in writing by H M Customs and Excise after full disclosure of all material facts that the transaction is subject to VAT and if called upon to do so by the Seller the Buyer undertakes to pay the Seller on presentation of a VAT invoice any amounts properly due in respect of VAT set out in such invoice within 30 days of demand.

          The Parties agree that the Seller shall make an application to the Commissioners of Customs and Excise for the purposes specified in Section 49(1)(b) of the Value Added Tax Act 1994 to enable the records relating to the Assets which under paragraph 6 of Schedule 11 of the Value Added Tax Act 1994 have been maintained by the Seller or its Affiliates to be preserved by the Seller or its Affiliates notwithstanding the provisions of the said section and it is agreed that the Buyer shall retain access at all reasonable times during business hours to all books and records retained by the Seller in relation to value added tax matters in relation to the Assets, and the Seller covenants to retain such records as required by paragraph 6 of
          Schedule 11 of the Value Added Tax Act 1994.

     9.4 The Parties acknowledge that in the periods up to 30 June 1995, the Seller may have incurred expenditure relating to the Assets either not claimed for PRT purposes prior to 1 September 1995 or claimed but not yet taken into account in assessments to PRT by the Inland Revenue in respect of chargeable periods ending before the Effective Date.

          It is hereby agreed that with respect to the Galleon Field the Buyer shall be entitled for its own exclusive account to all PRT benefits which may result from successful pursuit of claims for such expenditures incurred prior to the Effective Date and that with respect to the Audrey Field the Buyer shall be entitled for its own exclusive account to all PRT benefits which may result from successful pursuit for such expenditure incurred prior to the Effective Date and claimed or claimable under
          Schedule 5 of the Oil Taxation Act 1975. For the avoidance of doubt the Buyer will be responsible for any additional CT liability which may result from receiving the PRT benefits.

          It is further agreed that with respect to the Audrey Field that the Seller shall be entitled for its own exclusive account to all PRT benefits which may result from successful pursuit of claims for such expenditure incurred prior to the Effective Date and claimed or claimable under Schedule 6 of the Oil Taxation Act 1975. The Buyer will pay to the Seller in pounds sterling, within fifteen (15) Business Days of the later of the date of any such PRT benefit being approved by the Oil Taxation Office or the date of any such PRT benefit being realized by the Buyer, a sum equal to the PRT benefit being realized by the Buyer. For the purpose of identifying the PRT benefit, PRT benefits shall be deemed to arise first from the Buyer's allowable expenditure for claims under Schedule 5 of the Oil Taxation Act 1975 incurred on or after the Effective Date and then from Buyer's allowable expenditure for claims under Schedule 6 of the Oil Taxation Act 1975 and then such expenditure incurred by the Seller and claimed or claimable under Schedule 5 of the Oil Taxation Act 1975 and then such expenditure incurred by the Seller and claimed or claimable under
          Schedule 6 to the Oil Taxation Act 1975. To the extent that such a PRT benefit would give rise to an additional CT liability for the Buyer or any Affiliate of the Buyer, such sum to be paid by the Buyer to the Seller shall be reduced by a sum in pounds sterling equal to such CT together with any interest payable to the Inland Revenue in respect thereof for any period ending not later than the date on which the Buyer becomes entitled to such PRT benefit. To the extent that such expenditure incurred by the Seller and claimed or claimable under Schedule 6 to the Oil Taxation Act 1975 displaces another relief or allowance for PRT, no payments shall be made by the Buyer to the Seller. The Buyer shall not pay Seller for any PRT benefits arising from the Seller's Schedule 6 claims as referred to herein once PRT benefits have resulted from 750,000 pounds sterling of expenditure incurred by the Seller and claimed or claimable under
          Schedule 6 to the Oil Taxation Act 1975.

     9.5 Where an amount of interest is required to be paid under this Agreement, and tax is required by law to be deducted from such amount, the Party making such payment shall be entitled to make such deduction, and account for the same to the Inland Revenue and shall deliver within 30 days after it has done so a certificate of deduction to the Party receiving the interest.

     9.6 The Seller will furnish the Buyer with copies of any assessments to PRT or determinations of losses, or any variations or amendments to such assessments or determinations, and any claims for the allowance of expenditure made by the responsible person (as that term is defined in the Audrey Field Unitisation Agreement and the Galleon Field Unitisation Agreement) in respect of the Audrey Field and the Galleon Field made or received by the Seller after the Completion Date.

     9.7 The Seller shall use its best efforts to procure that all documentation reasonably requested by the Buyer relating to any PRT assessments, determinations, returns or claims whether existing or future, in respect of the Assets, made by the Seller or issued by any Operator or the Inland Revenue to the Seller are communicated to the Buyer without delay. The Seller shall not make any claims, file any returns, make any representations or enter into any discussions or negotiations with third parties (including for the avoidance of doubt the responsible person as that term is defined in the Audrey Field Unitisation Agreement and the Galleon Field Unitisation Agreement) in respect of the Assets without the prior consent of the Buyer (such consent not to be unreasonably withheld or delayed) in relation to tax matters relating to any chargeable period or claim period (as defined in the Oil Taxation Act 1975) after the chargeable period or claim period in which the Completion Date falls, provided the Seller shall not be required to divulge any information of a privileged or confidential nature to the Buyer with respect to its claims under
          Schedule 6 of the Oil Taxation Act 1975.

10.  Audit Claims

     10.1 Notwithstanding any other provision of this Agreement, in the event that any audit in respect of any period prior to the Effective Date is made under the Joint Operating Agreements prior to the third anniversary of Completion or any request is made for an adjustment to any joint account relating to the Assets under the Joint Operating Agreements the Buyer shall, subject to it being reimbursed for all its reasonable expenses in so doing, give the Seller access to the results of such audit or request to the extent that they relate to periods prior to the Effective Date; and (a) to the extent that any payment in respect thereof is made by the Operator such payment shall be made to Seller and (b) to the extent that any payment is required to be made in respect thereof to the Operator, such payment shall be made by Seller to Buyer.

     10.2 Without limiting Seller's obligation to deliver the Data under any other provision of this Agreement, to the extent that the Seller shall have any information, records or data in respect of the Assets or the Data Room Documents for periods prior to the Effective Date that it has not made available to the Buyer on or after Completion and/or to the extent that the Buyer shall request the assistance of the Seller in the interpretation and construction of the same and for any information, records or data that have been delivered to it by the Seller hereunder, the Seller shall, subject to it being reimbursed for all its reasonable expenses in so doing, make the same available to the Buyer promptly after receipt of said request.


11.  Insurance

     11.1 Neither Buyer nor Seller shall be obligated to arrange for insurance coverage on the Assets protecting the other party for any loss, damage, liability or expense for which such party may have responsibility under this Agreement, except as may be provided in Clauses 11.4, 11.5, 11.6 and 11.7 herein. Both Buyer and Seller shall be free to arrange such insurance coverage on the Assets protecting their respective interests as each may deem advisable for their own account and at their own expense and shall cooperate with each other to ensure, as far as practicable, that the insurance coverage held by either party is appropriately coordinated and does not conflict.

     11.2 Upon execution of this Agreement, Seller shall furnish all such information as Buyer may reasonably request in order to enable Buyer to arrange for its own insurance coverage during and after the Interim Period, including information in respect of Seller's insurance coverage on the Assets.

     11.3 Seller shall use reasonable efforts to ensure its policies providing insurance coverage on the Assets are endorsed such that the underwriters and/or insurers thereof shall have no right of contribution from the Buyer's insurance, and Buyer shall use reasonable efforts to ensure its policies providing insurance coverage on the Assets are endorsed such that the underwriters and/or insurers thereof shall have no right of contribution from the Seller's insurance.

     11.4 During the Interim Period, Seller shall maintain or obtain or cause to be obtained in respect of the Assets all such insurance coverage as may be necessary to comply with applicable laws, rules and regulations and as may be required by any Assets Document. Buyer shall be named as an additional insured and loss payee on all such insurance wherever possible.

     11.5 At the request of the Buyer and with Seller's agreement, Seller shall, as soon as reasonably practicable following such request, have Buyer joined wherever possible on any insurance policy effected by the Seller in respect of the Assets as an additional insured and loss payee during the Interim Period, in respect of Buyer's rights and interest under this Agreement. Seller shall provide certification or other documentation evidencing that the Buyer has been included as an additional insured and loss payee as soon as reasonably practicable.

     11.6 In respect of any Operator arranged insurance in respect of the Assets, Seller and Buyer shall endeavor to have the Buyer protected thereunder.

     11.7 In respect of the insurance coverage which may be afforded to the Buyer pursuant to the terms of Clauses 11.4, 11.5, and 11.6, at the Completion Date or on the 10th Business Day after their receipt by Seller (whichever occurs later), Seller shall pay to Buyer the sum of any proceeds of such insurance coverage received against loss or damage suffered or liability or expense incurred in relation to the Assets during the Interim Period less any CT including CT on capital gains or PRT incurred or to be incurred thereon by the Seller and less any amount which has been applied (or represents sums which have been applied)

          (i) in rectifying or remedying such loss or damage or meeting such liability or expense; and

          (ii) in reimbursing Seller for expenditure incurred prior to the Effective Date for rectifying or remedying such loss or damage or meeting such liability of expense.

          Seller shall use reasonable endeavours to pursue (or assist and cooperate with Buyer to pursue, if Buyer is able to do so in its own name) any claim against insurers for loss or damage, liability or expense relating to the Assets suffered during the Interim Period. If the insurers dispute or resist any claim Seller shall promptly notify Buyer who shall be entitled to require Seller to pursue (or assist and cooperate with Buyer to pursue, if Buyer is able to do so in its own name) the claim provided that it shall indemnify Seller against any reasonable and verifiable costs and expenses Seller may thereby incur in pursuing such claim.

     11.8 In respect of the insurance coverage which may be afforded to the Buyer pursuant to the terms of Clauses 11.4, 11.5, and 11.6, Buyer shall pay to Seller the insurance premiums relative to such insurance during the Interim Period, at the time of the Interim Period adjustment as provided in Clause
          4.4. Any premiums due to Seller hereunder shall not exceed reasonable commercial market rates and shall be a revenue expenditure for the notional tax calculation under Clause 4.4.3.

12.  Indemnity

     12.1 Seller shall be entitled to all benefits and receipts and shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the Assets which accrue or relate to any period before the Effective Date. Seller shall reimburse and indemnify Buyer against any such costs, charges, expenses, liabilities and obligations which are paid by Buyer and have not been reimbursed to Buyer pursuant to the other provisions of this Agreement, including Clauses 4.3 and 4.4. For the avoidance of doubt the Seller shall be entitled to all benefits and receipts which arise in connection with the resolution of the disputes referred to in paragraphs 2 and 3 of Schedule 8.

     12.2 Buyer shall be entitled to all benefits and receipts and shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the Assets which accrue or relate to any period on and after the Effective Date. Buyer shall reimburse and indemnify Seller against any such costs, charges, expenses, liabilities and obligations which are paid by Seller and have not been reimbursed to Seller pursuant to the other provisions of this Agreement, including Clauses 4.3 and 4.4. Without prejudice to the generality of the foregoing Buyer shall indemnify and hold Seller harmless against any costs, charges, expenses, liabilities and obligations incurred in abandoning any field property (including but not limited to wells) or facilities acquired pursuant to this Agreement or held or brought into being with respect to the Assets to the extent that such costs, charges, expenses, liabilities and obligations are attributable to the Assets and accrue and relate to any period on or after the Effective Date.

     12.3 Notwithstanding any other provision of this Agreement neither Party shall under any circumstances be liable to the other for any special or punitive loss or damage, whether arising out of or in any way connected with this Agreement or the Further Documents.

     12.4 No claim may be made by either Party under Clause
          12.1 or 12.2 against the other Party until the aggregate amount of all such claims against that Party exceeds One Hundred Thousand (100,000) U.K. pounds sterling, in which event that Party shall be liable to the other Party for the whole of such amount and not merely the excess, and, in any event, after three years from the Completion Date.

     12.5 Reimbursement pursuant to this Clause 12 shall be exclusive of VAT which a Party ("Charging Party") may be required to charge and if called upon to do so by the Charging Party the other Party undertakes to pay the Charging Party on presentation of a VAT invoice any amounts properly due in respect of VAT set out in such invoice within 30 days of demand.

     12.6 Notwithstanding the provisions of Clauses 12.1 and 12.2, it is agreed that any costs, charges, expenses, liabilities and obligations, including without limitation payment to be made to any Co-Venturers, and any benefits, including without limitation any payment received (whether in kind or otherwise) from Co-Venturers, shall be for the account of the Buyer where the entitlement to such benefit or the liability to assume such costs, charges, expenses, liabilities and obligations arises out of a redetermination of unit interests in accordance with the Unit Operating Agreements to the extent that such obligations are attributable to the Assets.

13.  Announcements

     13.1 Either Party shall be entitled to make a public announcement or statement regarding the Assets except that the prior written consent of the other Party shall be required where such announcement or statement relates to:

          a. the negotiation and/or execution of this Agreement or the Further Documents or Completion;

          b. subject to Clause 16 hereof, the terms of this Agreement.

     13.2 Each party shall submit any proposed releases referred to in Clauses 13.1(a) and (b) above to the other for comment and will give due consideration to any comments received.

     13.3 Notwithstanding the foregoing, neither Party shall be precluded from making any public announcement or release regarding the Assets or the transaction hereunder if the same is required by applicable law, the U.S. Securities and Exchange Commission or any recognized stock exchange on which the shares of the Parties or their respective Affiliates are traded.

14.  Notices

     14.1 Any notice pursuant to this Agreement may be given by telex, facsimile transmission or letter to the Party to be served at the address stated in Clause
          14.3 or such other address as may be given for the purposes of this Agreement by written notice to the other Parties.

     14.2 A notice given by telex or facsimile transmission shall be deemed to be served on the first Business Day following the date of dispatch, but a notice sent by post or delivered personally shall not be deemed to be delivered until received.

     14.3 The respective addresses for service are:

                Seller:  Oryx U.K. Energy Company
                         Charter Place, Vine Street, Uxbridge,
                         Middlesex, England UB8 1JG
                         Facsimile No:  (01895) 270208
                         Attention   :  Managing Director

                         With copy to:
                         Oryx Energy Company
                         13155 Noel Road
                         Dallas, Texas 75240-5067
                         Facsimile No:  (214) 715-8851
                         Attention   :  Director, Commercial
                                        Transactions

                Buyer:   PowerGen (North Sea) Limited
                         53 New Broad Street
                         London EC2M 1JJ
                         England
                         Facsimile   : 44-171-826-2891
                         Attention   :  Managing Director

                         With copy to:
                         PowerGen (North Sea) Limited
                         53 New Broad Street
                         London EC2M 1JJ
                         England
                         Attention   :  Company Secretary
                         Fascimile   :  44-171-826-2712



15.  Costs and Expenses

     15.1 The Parties shall each pay their own costs and expenses in relation to the preparation and execution of this Agreement and the documents contemplated hereby or executed pursuant hereto.

     15.2 Buyer shall be responsible for payment in a timely fashion of any and all United Kingdom stamp duties and any other charges payable on or in respect of this Agreement, the Further Documents and all transfers and/or documents contemplated hereby or executed pursuant hereto.

16.  Confidentiality

     The terms of this Agreement shall be held confidential by the Parties and shall not be divulged in any way to any third party by either Party provided that either Party may, without such approval, disclose such terms to:

     16.1 any outside professional consultants, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such consultants; or

     16.2 any bank or financial institution from whom such Party is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality
          (but excluding this proviso) from such bank or institution; or

     16.3 the extent required by any applicable laws, the Licence, or the requirements of any recognized stock exchange in compliance with its rules and regulations; or

     16.4 any government agency lawfully requesting such information; or

     16.5 any court of competent jurisdiction acting in pursuance of its powers; or

     16.6 any Affiliate upon obtaining a similar undertaking of confidentiality; or

     16.7 The provisions of this Clause 16 shall not apply to any information which at the time of being furnished or disclosed to a party ("Receiving Party") is already within the public domain or subsequently comes within the public domain other than by breach of this Clause 16, or is acquired by the Receiving Party from a third party, which, so far as the Receiving Party is aware, is free to disclose it.

17.  Variance

     The terms and conditions of this Agreement shall only be varied by an agreement in writing signed by each of the Parties and specifically referring to this Agreement.

18.  Assignment

     None of the rights, liabilities or obligations of either of the Parties under this Agreement are assignable except with the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that Buyer shall be free to assign its rights under this Agreement to any Subsidiary or Affiliate but only on terms that all such rights should ipso facto lapse if for any reason whatsoever any such assignee ceases to be an Affiliate unless said Assignee shall, before ceasing to be an Affiliate, reassign said rights to Buyer.

19.  Termination

     19.1 Subject to Clause 19.2, this Agreement shall terminate if Completion does not occur due to failure to fulfill the conditions set out in Clause
          3.1 on or before 30 November 1995. Upon such termination, no Party shall have any liability hereunder except for a breach of this Agreement committed before such termination.

     19.2 Notwithstanding termination of this Agreement pursuant to Clause 19.1, the provisions of Clause 16 shall continue to apply for a period of two years from the date hereof.

     19.3 Termination of this Agreement pursuant to Clause
          19.1 shall be without cost to any Party.

20.  General

     20.1 This Agreement constitutes the entire agreement between the Parties and supersedes all warranties and representations previously made and all previous agreements, arrangements or understandings between the Parties relating to the matters contained herein whether oral or in writing made or dated prior to the date hereof. Buyer hereby confirms to Seller that it has not relied on any representation save those referred to in this Agreement. Seller hereby confirms to Buyer that it has not relied on any representations save those referred to in this Agreement.


     20.2 No waiver by any Party of any breach of a provision of this Agreement shall be binding unless made expressly in writing. Further, any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.


     20.3 Time shall be of the essence of this Agreement.


     20.4 This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

21.  Governing Law Jurisdiction

     The construction, validity and performance of this Agreement shall be governed by English Law and the Parties hereby submit to the exclusive jurisdiction of the High Court in London.

22.  Counterparts

     This Agreement may be executed in counterparts by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their duly authorized signatories to execute and deliver this Agreement on the day and year first above written.


POWERGEN (NORTH SEA) LIMITED       )
                                   )
By:/s/Jon R. Morgan                )
   -----------------               )
Name: Jon R. Morgan                )
                                   )
Title: Managing Director           )
                                   )
in the presence of:                )
                                   )
/s/W.E.C. Gubbins                  )
------------------                 )
Name: W.E.C. Gubbins               )






ORYX U.K. ENERGY COMPANY           )
                                   )
By: /s/Andrew B. Derman            )
    --------------------           )
Name: Andrew B. Derman             )
                                   )
Title: Director, Commercial        )
       Transactions                )
in the presence of:                )
                                   )
/s/William C. Lemmer               )
---------------------              )
Name: William C. Lemmer            )

                                SCHEDULE 1

                           DESCRIPTION OF ASSETS


1.   Audrey Unit Interest

     The Seller's entire undivided legal and beneficial interest in the Audrey Unit Area (as defined in the Audrey Field Unitisation Agreement) which at the date hereof is a 33.73% interest and in and under all agreements, deeds, instruments and documents governing or affecting the Audrey Unit Area including (but not limited to) the Data Room Documents together with all rights, benefits and property held thereunder or arising therefrom, subject to the obligations therein contained.

2.   Galleon Unit Interest

     The Seller's entire undivided legal and beneficial interest in the Galleon Unit Area (as defined in the Galleon Field Unitisation Agreement) which at the date hereof is a 10% interest and in and under all agreements, deeds, instruments and documents governing or affecting the Galleon Unit Area including (but not limited to) the Data Room Documents, together with all rights, benefits and property held thereunder or arising therefrom, subject to the obligations therein contained.

3.   P103 Interest

     The Seller's entire undivided 33.33% legal and beneficial interest and under the P103 Licence and all agreements, deeds, instruments and documents governing or affecting the P103 Licence including (but not limited to) the Data Room Documents, together with all rights, benefits and property held thereunder or arising therefrom, subject to the obligations therein contained.

4.   P130 Interest

     The Seller's entire undivided 50% legal and beneficial interest in and under the P130 Licence in so far as it relates to the area covered by the Licence other than the Ensign Area and all agreements, deeds, instruments and documents governing or affecting the P130 Licence including (but not limited to) the Data Room Documents together with all rights, benefits and property held thereunder or arising therefrom, subject to the obligations therein contained.

5.   Ensign Area

     The Seller's entire undivided legal and beneficial interest in that part of Block 48/15a as is comprised within the lines drawn between the coordinates as shown on the Plan Forming Attachment A to this Schedule 1, which at the date hereof is a 100% interest and in and under all agreements, deeds, instruments and documents governing or affecting such area including but not limited to the Data Room Documents, together with all rights, benefits and property held thereunder or arising therefrom, subject to the obligations therein contained.

                                SCHEDULE 2


               REPRESENTATIONS AND WARRANTIES OF THE SELLER


1.   Seller is a licencee of the Licences.

2. Seller is the legal and beneficial owner of the Assets, subject to the provisions of the Data Room Documents relating to the Audrey Field unit redetermination and any pipeline or facility ownership redetermination related thereto.

3. The Assets are free from all Encumbrances and from all overriding interests, royalties, deferred payments, net profit interests, carried interests, production payment, and any other burden, equity or third party rights whatsoever and there is no agreement or commitment to give or create any of the same.

4. Seller has not committed any breach of and is not in default under any of the Data Room Documents relating to the Assets, and has not received notice (nor is it aware) that any of the parties to the Data Room Documents relating to the Assets has committed any breach of, or is in default under, any of the Data Room Documents relating to the Assets, which breach or default, as the date hereof, is of a material nature and subsisting.

5. The Licences and all rights and interests thereunder or deriving therefrom of the Seller are in full force and effect and no act or omission of the Seller, or, as far as the Seller is aware, of any other person, firm or company has occurred which would or might entitle the Secretary of State to revoke either of the Licences and no notice has been given to the Seller or, as far as the Seller is aware, to any other person, firm or company by the Secretary of State of any intention to revoke either of the Licences and there are no other grounds for rescission, avoidance, revocation, repudiation or termination of either of the Licences.

6. Subject to the provisions of the Data Room Documents all accrued obligations and liabilities imposed by the either of the Licences (including, without limitation, work obligations) have been duly fulfilled and discharged and there are no outstanding work obligations to be fulfilled under either of the Licences and the Secretary of State has not given notice to Seller of any intention to require further works to be conducted (whether in relation to exploration or development), or to call for the submission of or impose a development programme.


7. Seller has kept proper and consistent accounts, books and records of its activities relating to its operations conducted with respect to the Assets and such accounts, books and records are up to date and there has been no change in any practice or policy insofar as such change might affect the valuation of assets or the recording of expenditure or receipts relating to the Assets. All returns relating to Petroleum Revenue Tax relating to the Assets, the Licences or the subject matter thereof, are up to date and there is currently no dispute except as disclosed in the Data Room Documents concerning the same of which Seller is aware.

8. Seller is not a party to any litigation, arbitration or administrative proceedings or to any dispute in relation to, and which are likely to prejudice or endanger in any manner, the Assets and Seller is not aware that any such litigation, arbitration or administrative proceedings are threatened or pending either by or against Seller and there are no facts known to Seller which are likely so to prejudice or endanger the Assets and, as far as Seller is aware, none of the parties to the Data Room Documents relating to the Assets is involved in or threatened with any litigation, arbitration or administrative proceedings or any dispute in relation to, or which is likely to prejudice or endanger in any manner, the Assets.

9. Seller is duly incorporated with limited liability and validly exists under the laws of the State of Delaware, is in good standing, has its central management and control and is resident for tax purposes within some part of the United Kingdom, is registered for value added tax purposes and is a wholly owned subsidiary of Oryx Energy Company.

10. The documents which contain or establish Seller's constitution incorporate provisions which authorize, and all necessary corporate action has been taken to authorize, Seller to sign and deliver, and perform the transactions contemplated by, this Agreement.

11.  Upon execution by all the relevant parties of the Further
     Documents, neither the signing and delivery of this Agreement nor the performance of any of the transactions contemplated by this Agreement, will:

          (i) contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which Seller or any of its assets is bound or affected; or

          (ii) cause any limitation on Seller or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgment, agreement, instrument or otherwise, to be exceeded which in either case is material in the context of this Agreement.

12. To the best of Seller's knowledge and belief, the relevant Data Room Documents relating to the Assets conform to the originals and there are no other documents or written information relating to the Assets which:


          (i) are not included in the Data Room Documents, and

          (ii)  would, taken as a whole, render the Data Room
                Documents relating to the Assets materially inaccurate or misleading.


13. Save to the extent that such fact or matter is fairly disclosed in the Data Room Documents relating to the Assets, there are no arrangements binding on the Seller which restrict the ability of the Seller freely to dispose of the Assets or any Petroleum.

14.  In respect of the Assets:


     14.1 so far as the Seller is aware, nothing has been done or has been omitted to be done, whereby the Seller's insurance coverage on the Assets has or may become void or voidable; and

     14.2 so far as the Seller is aware, there are no claims outstanding under any of the Seller's insurance coverage on the Assets, nor is the Seller aware of any circumstances which are likely to give rise to any claim thereunder.


15. The Seller has not cancelled, surrendered, waived, released or discontinued any rights or claims under any of the Licences.

16. In relation to the Ensign Area, and, to the best of Seller's knowledge with the remainder of the Assets, all operations carried out or proposed to be carried out by the Operator have been carried out materially in accordance with all applicable laws and regulations, and all necessary licences, consents, permissions and approvals of a material nature have been obtained and complied with.

17. Seller is not for statutory purposes deemed to be unable to pay its debts or is unable to pay its debts as they become due, nor has it otherwise become insolvent or suspended making any payment or threatened to do so.

18.  No steps have been taken to:

     (a) propose any composition, scheme of arrangement, compromise or arrangement involving the Seller and its creditors generally;

     (b) obtain an administration order or appoint any administrative or other receiver or manager (or equivalent officer) in relation to, or put in force any legal process against the Seller or any of its or their property;

     (c)  wind up or dissolve the Seller.

19. In relation to the Assets, expenditure in an amount not less than 31,378,881 pounds sterling in Seller's opinion has been incurred by the Seller on plant and machinery and has been or will be claimed by the Seller as expenditure that qualifies for plant and machinery capital allowances under Part II of the Capital Allowances Act 1990 ("CAA 1990") in the Seller's CT returns for periods prior to 1 January 1995 and the Seller has prepared or will prepare all relevant CT returns in a prudent and professional manner and has no knowledge or belief that the amounts claimed for capital allowances in relation to the Assets are incorrect.

20. In relation to the Galleon Field, the accumulated capital expenditure incurred by the Seller or a predecessor of the Seller at the end of the chargeable period ending 31 December 1994 for the purposes of section 9(3) of the Oil Taxation Act 1975 is not less than 10,836,654 pounds sterling and the aggregate of allowable losses determined or to be determined under Schedule 2 of the Oil Taxation Act 1975 for chargeable periods up to and including the chargeable period ended 31 December 1994 is not less than 13,047,000 pounds sterling.

                                SCHEDULE 3


                REPRESENTATIONS AND WARRANTIES OF THE BUYER


1. Buyer is duly incorporated in England with limited liability and validly exists under the laws of England and has its central management and control within some part of the United Kingdom and is registered for VAT purposes.

2. The documents which contain or establish Buyer's constitution, incorporate provisions which authorize, and all necessary corporate action has been taken to authorize, Buyer to sign and deliver, and perform the transactions contemplated by, this Agreement.

3.   Upon execution by all relevant parties of the Further
     Documents, neither the signing and delivery of this Agreement nor the performance of any of the transactions contemplated by this Agreement, will:

     (i) contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which the Buyer or any of its assets is bound or affected; or

     (ii) cause any limitation on it or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgment, agreement, instrument or otherwise, to be exceeded, which in either case is material in the context of this Agreement.

4. No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under any agreement or instrument by which Buyer or any of its assets are bound or affected, being a contravention or default would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transaction contemplated hereby.

5. No litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the agreements contemplated hereby, is presently in progress or pending or, to the best of the knowledge, information and belief of Buyer, threatened against Buyer or any Affiliate of Buyer.

6. Buyer is not for statutory purposes deemed to be unable to pay its debts or is unable to pay its debts as they become due, nor has it otherwise become insolvent or suspended making any payment or threatened to do so.

7.   No steps have been taken to:

     (a) propose any composition, scheme of arrangement, compromise or arrangement involving the Buyer and its creditors generally;

     (b) obtain an administration order or appoint any administrative or other receiver or manager (or equivalent officer) in relation to, or put in force any legal process against the Buyer or any of its or their property;

     (c)  wind up or dissolve the Buyer.

                                SCHEDULE 4

                              WORKING CAPITAL


Pursuant to Clause 4.3 of this Agreement, the monetary value of working capital shall be valued in accordance with the provisions of this Schedule and U.S. Generally Accepted
Accounting Principles.

1.   Preparation of Statement

     The statement of working capital shall be expressed in pounds sterling or United States dollars as incurred by the Seller and shall be based on the accounts, statements and records as of June 30, 1995. The statement shall be prepared using actual amounts or estimated amounts, if any, that may be reflected in the accounts.

2.   Elements of Working Capital

     The elements of working capital shall comprise the aggregated current assets (which shall include, without limitation, cash, any underlifted position, oil in inventory, other inventories, materials and stock) minus aggregated current liabilities (which shall include, without limitation, any overlifted position). Any tax assets/liabilities including current and deferred taxes are to be specifically excluded in the calculation of working capital pursuant to this paragraph 2.

3.   Payment of Working Capital

     Should the working capital be a positive sum, then the Buyer shall pay to the Seller that amount as settlement for working capital in accordance with the provisions of Clause 4.3 of this Agreement.

     Should the working capital be a negative sum, then the Seller shall pay to the Buyer that amount as settlement for working capital in accordance with the provisions of Clause 4.3 of this Agreement.
                                SCHEDULE 5

                      ALLOCATION OF THE CONSIDERATION




                                               U.S. $
                                              --------
1.   Audrey Unit Interest                    55,000,000

2.   Galleon Unit Interest                   62,000,000

3.   Ensign Area                              1,500,000

4.   P103 Interest                            1,000,000

5.   P130 Interest                              500,000

                                SCHEDULE 6

                            DATA ROOM DOCUMENTS

                                SCHEDULE 7


References in this Schedule to any document shall mean such document as subsequently amended and novated.

1.   Deed of Assignment of Licence P103

2.   Deed of Assignment of Licence P130

3.   Working Interest Assignment

4.   Novation and Amendment of Southern Waters Joint Operating
     Agreement dated 18 June 1971

5.   Novation and Amendment of Audrey Field Unitisation and
     Unit Operating Agreement dated 8 July 1988

6.   Assignment of Audrey Field Gas Sales Agreement dated 8
     July 1988

7.   Novation and Amendment of Audrey Field Sellers
     Representative Agreement dated 8 July 1988

8.   Novation and Amendment of Letter Agreement regarding
     Audrey Gas Specification dated 8 July 1988

9.   Novation and Amendment of Audrey Field Common Stream
     Agreement dated 8 July 1988

10.  Novation and Amendment of LOGGS Production and Operating
     Services Agreement dated 8 July 1988

11. Novation and Amendment of the Agreement for the Transportaion, Treatment, Processing and Redelivery of
     Audrey Field Gas in LOGGS dated 8 July 1988

12. Assignment of Audrey Field Condensate Sales Agreement dated 8 July 1988

13.  Novation and Amendment of Southern Lobe Well 49/11a - Azz
     Agreement dated 12 May 1989

14.  Novation and Amendment of Theddlethorpe User Principles
     Agreement dated 1 October 1992

15.  Novation and Amendment of Theddlethorpe User Fields
     Agreement dated 1 October 1993

16.  Novation and Amendment of Theddlethorpe Allocation and
     Commingling Agreement dated 1 October 1993

17.  Assignment of Expert Agreement for the Third
     Redetermination of the Audrey Field dated 17 August 1994

18. Novation and Amendment of Galleon Common Stream Agreement dated 9 June 1993

19.  Novation and Amendment of SPOTS Allocation and
     Commingling Agreement dated 9 June 1993

20.  Novation and Amendment of Production and Operating
     Services Agreement for the Galleon Field dated 9 June
     1993

21. Assignment of Agreement for the Sale and Purchase of Natural Gas from the Galleon Field dated 9 June 1993

22.  Novation and Amendment of Galleon Unitisation and Unit
     Operating Agreement dated 9 June 1993

23.  Novation and Amendment of Tie-In Agreement for the
     Galleon Field dated 9 June 1993

24.  Novation and Amendment of Galleon Agreement for
     Transportation and Processing dated 9 June 1993

25. Novation and Amendment of SPOTS User Group Agreement dated 9 June 1993

26.  Assignment of Galleon Condensate Purchase Agreement dated
     9 June 1993

27. Novation of SPOTS Condensate Sub-Allocation Agreement dated 9 June 1993

28.  Novation and Amendment of Galleon Representative
     Agreement dated 9 June 1993

29.  Novation and Amendment of Side Letter regarding Galleon
     Field ESD Testing dated 28 June 1993

30.  Novation and Amendment of First Galleon Oryx Amending
     Agreement (Metrication) dated 19 September 1994

31.  Novation and Amendment of SPOTS Condensate Sub-Allocation
     Agreement dated 27 September 1994

32.  Novation and Amendment of the Galleon 1994 Lifting
     Agreement dated 28 September 1994

33. Assignment of Agreement for the Sale and Purchase of Natural Gas from the Galleon Field from 1994/95 dated 28
     September 1994

34. Novation and Amendment of Operating Agreement relating to the Northern Waters and Celtic Sea Areas of the UK
     Offshore dated 16 July 1974

                                SCHEDULE 8


Seller hereby discloses to Buyer the existence of the following disputes relating to the Audrey Field:

1.   Redetermination

     ERC Tigress Limited was appointed as the Expert pursuant to the Expert Agreement for the Third Redetermination of the Audrey Field dated 17th August 1994 ("the
     Agreement").  ERC rendered its decision to the Audrey Co-
     Venturers on the 20th March 1994.

     The Seller and Conoco (U.K.) Limited ("Conoco") have notified ERC and the other Co-Venturers in the Audrey Field that as a result of a manifest error in ERC's report the decision of the expert is not final and binding on the Audrey Co-Venturers in accordance with the Audrey Field Unitisation Agreement.

     The manifest errors identified by the Seller and Conoco relate to the Zechstein interval velocity and the Layer B
     Water Saturation (wedge corrected) grid utilised by ERC in its decision.

     Phillips, as operator of the 49/11a licence group, has rejected Oryx and Conoco's assertion that ERC's decision is not binding by reason of a manifest error.

2.   Condensate

     By letters dated 25th April 1994 and 4th May 1994 Conoco
     Limited alleged that it had made certain overpayments to the Seller related to condensate purchased from the LOGGS system and processed at Conoco's Humber Refinery. The total overpayment alleged is 1,574,000 (pounds sterling) and arises from errors by Conoco in calculating the condensate price from the beginning of 1992.

     The errors were in connection with:

     (a)  Non-Recovery of VAT

          Conoco commenced to report maximum retail pump prices inclusive of VAT to the Petroleum Times as of 4th March 1993 instead of the previously reported wholesale prices which were net of VAT. The application of these reported prices in the condensate contract price mechanism allegedly led to a part of the overpayments.

     (b)  Rebates

          It is also alleged that the retailer rebate information and distillate rebate information used in the condensate price mechanism was inaccurate.

     Seller has denied the claim for repayment on the basis that the contract has been correctly applied as regards error a) and that Conoco have failed to provide adequate evidence in connection with claim b).

3.   Force Majeure

     Between 26th October 1993 and 30th April 1994 the Block
     48/15a group underdelivered Audrey gas to British Gas
     ("BG") by approximately 10215.19 Million MJ. Such underdelivery was classified by BG as shortfall gas and an equivalent volume of gas was, therefore, delivered to BG at a 30% shortfall discount price. This equates at Sellers interest to 1.935 million (pounds sterling) which Seller alleges is due to it as such underdelivery should have been classified as force majeure gas rather than shortfall gas under its Gas Sales Agreement with BG.

     The matter is under discussion with BG and is in part dependent on the outcome of force majeure claims asserted by other user fields in the LOGGS transportation system via which Audrey gas is delivered to BG.